Exhibit 21

NIGHTFOOD HOLDINGS, INC.

LIST OF SUBSIDIARIES

as at June 30, 2024

Name	Jurisdiction of Formation
Nightfood, Inc.	New York
MJ Munchies, Inc.*	Nevada
Future Hospitality Ventures Holdings Inc.	Nevada

*	Currently revoked in the State of Nevada